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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No. _)*



                           SP Acquisition Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   78470A104
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                                 (CUSIP Number)


                                November 7, 2007
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             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                             [ ] Rule 13d-1(b)
                             [X] Rule 13d-1(c)
                             [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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
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CUSIP NO.  78470A104               SCHEDULE 13G                PAGE 2 OF 8 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  WEISS ASSET MANAGEMENT, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                 (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
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                               5. SOLE VOTING POWER

                                  0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6. SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                       2,326,385 (1,291,537 as of the date of filing)
    EACH                      --------------------------------------------------
  REPORTING                    7. SOLE DISPOSITIVE POWER
   PERSON
    WITH:                         0
                              --------------------------------------------------
                               8. SHARED DISPOSITIVE POWER

                                  2,326,385 (1,291,537 as of the date of filing)
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,326,385 (1,291,537 as of the date of filing)
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  4.2% (2.4% as of the date of filing)
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company
================================================================================

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CUSIP NO.  78470A104               SCHEDULE 13G                PAGE 3 OF 8 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  WEISS CAPITAL, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                 (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           950,215 (959,263 as of the date of filing)
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      950,215 (959,263 as of the date of filing)
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  950,215 (959,263 as of the date of filing)
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.7% (1.8% as of the date of filing)
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company
================================================================================

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CUSIP NO.  78470A104               SCHEDULE 13G                PAGE 4 OF 8 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  ANDREW M. WEISS, PH.D.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                 (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5. SOLE VOTING POWER

                                  0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6. SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                       3,276,600 (2,250,800 as of the date of filing)
    EACH                      --------------------------------------------------
  REPORTING                    7. SOLE DISPOSITIVE POWER
   PERSON
    WITH:                         0
                              --------------------------------------------------
                               8. SHARED DISPOSITIVE POWER

                                  3,276,600 (2,250,800 as of the date of filing)
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,276,600 (2,250,800 as of the date of filing)
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  6.0% (4.1% as of the date of filing)
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  IN
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

CUSIP NO.  78470A104               SCHEDULE 13G                PAGE 5 OF 8 PAGES
         ------------                                              ---  ---


ITEM 1.

      (a) Name of Issuer:  SP Acquisition Holdings, Inc.
                         -----------------------------------

      (b) Address of Issuer's Principal Executive Offices:

                           590 Madison Avenue, 32nd Floor
                           New York, New York 10022
-------------------------------------------------------


ITEM 2.

      (a) and (c): Name and Citizenship of Persons Filing:

      (i) Weiss Asset Management, LLC, a Delaware limited liability company ("Weiss Asset Management").
      (ii) Weiss Capital, LLC, a Delaware limited liability company
          ("Weiss Capital").
      (iii) Andrew M. Weiss, Ph.D., a United States citizen.


      (b):  Address of Principal Business Office:

      Weiss Asset Management, Weiss Capital, and Dr. Weiss have a business address of 29 Commonwealth Avenue, 10th Floor, Boston, Massachusetts 02116

      (d) Title of Class of Securities:  Common Stock
                                       -----------------

      (e) CUSIP Number:     78470A104
                       ------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act
              (15 U.S.C. 78o).
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act
              (15 U.S.C. 78c).
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State
     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g)  [ ] A Parent Holding Company  or  control  person, in  accordance with
              Section 240.13d-1(b)(ii)(G)(Note: See Item 7)
     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

CUSIP NO.  78470A104               SCHEDULE 13G                PAGE 6 OF 8 PAGES
         ------------                                              ---  ---

ITEM 4.   OWNERSHIP

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item I.

      WEISS ASSET MANAGEMENT, LLC*
   (a) Amount Beneficially Owned: 2,326,385 (1,291,537 as of the date of filing)
                                     -------------------------------------------
   (b) Percent of Class:     4.2% (2.4% as of the date of filing)
                            ----------------------------------------------------
   (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:    0
   ------------------------
         (ii) shared power to vote or to direct the vote: 2,326,385 (1,291,537 as of the date of filing)
    -----------------------
         (iii)sole power to dispose or to direct the disposition of:  0
                -----------
         (iv) shared power to dispose or to direct the disposition of: 2,326,385 (1,291,537 as of the date of filing)
                  ---------

      WEISS CAPITAL, LLC**
   (a) Amount Beneficially Owned:  950,215 (959,263 as of the date of filing)
                                     -------------------------------------------
   (b) Percent of Class:     1.7% (1.8% as of the date of filing)
                            ----------------------------------------------------
   (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:    0
   ------------------------
         (ii) shared power to vote or to direct the vote: 950,215 (959,263 as of the date of filing)
    -----------------------
         (iii)sole power to dispose or to direct the disposition of:  0
                -----------
         (iv) shared power to dispose or to direct the disposition of: 950,215 (959,263 as of the date of filing)
                  ---------

      ANDREW M. WEISS, PH.D.***
   (a) Amount Beneficially Owned: 3,276,600 (2,250,800 as of the date of filing)
                                     -------------------------------------------
   (b) Percent of Class:     6.0% (4.1% as of the date of filing)
                            ----------------------------------------------------
   (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:    0
   ------------------------
         (ii) shared power to vote or to direct the vote: 3,276,600 (2,250,800 as of the date of filing)
    -----------------------
         (iii)sole power to dispose or to direct the disposition of:  0
                -----------
         (iv) shared power to dispose or to direct the disposition of: 3,276,600 (2,250,800 as of the date of filing)
-----------------------
* Shares reported for Weiss Asset Management include shares beneficially owned by a private investment partnership of which Weiss Asset Management is the sole general partner.
** Shares reported for Weiss Capital include shares beneficially owned by a private investment corporation of which Weiss Capital is the sole investment manager.
*** Shares reported for Andrew Weiss include shares beneficially owned by a private investment partnership of which Weiss Asset Management is the sole general partner and which may be deemed to be controlled by Mr. Weiss, who is the Managing Member of Weiss Asset Management, and also includes shares held by a private investment corporation which may be deemed to be controlled by Mr. Weiss, who is the managing member of Weiss Capital, the Investment Manager of such private investment corporation. Dr. Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by him except to the extent of his pecuniary interest therein.
The percent of class computations are based on 54,789,600 shares of common stock with par value $.001 per share issued and outstanding as of October 29, 2007.

CUSIP NO.  78470A104               SCHEDULE 13G                PAGE 7 OF 8 PAGES
         ------------                                              ---  ---



ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

      Not Applicable


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

      Not Applicable


ITEM 10.  CERTIFICATION

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.  78470A104               SCHEDULE 13G                PAGE 8 OF 8 PAGES
         ------------                                              ---  ---



                                    SIGNATURE





After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


Dated:  November 16, 2007



                                    WEISS ASSET MANAGEMENT, LLC


                                    By:  /s/ Georgiy Nikitin
                                       -----------------------------------
                                       Georgiy Nikitin, Chief Compliance Officer



                                    WEISS CAPITAL, LLC


                                    By:  /s/ Georgiy Nikitin
                                       -----------------------------------
                                       Georgiy Nikitin, Chief Compliance Officer



                                    By:  /s/ Georgiy Nikitin
                                       -----------------------------------
                                       Attorney-in-Fact for Andrew Weiss